Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

WashingtonFirst Bankshares, Inc.
Reston, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2015, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

BDO USA, LLP

Richmond, VA

September 21, 2015